Exhibit 10.27

AMENDED AND RESTATED PROMISSORY NOTE

$750,000.00	March 1, 2015
(“Effective Date”)

FOR VALUE RECEIVED, the undersigned, HEALTHWAREHOUSE.COM, INC., a Delaware corporation, HWAREH.COM, INC., a Delaware corporation, and HOCKS.COM, INC., an Ohio corporation, jointly and severally, (collectively, “Borrower”), with an address at 7107 Industrial Road, Florence, Kentucky  41042, hereby promise to pay to the order of MELROSE CAPITAL ADVISORS, LLC, an Ohio limited liability company (together with its successors and assigns, “Lender”), in lawful money of the United States of America in immediately available funds with an address at c/o Statman, Harris & Eyrich, LLC, 441 Vine Street, 37th Floor, Cincinnati, Ohio  45202, or at such other location as the Lender may designate from time to time, the principal sum of SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00) together with interest accruing from the date hereof at the rate or rates and in the manner hereinafter provided on the principal balance hereof from time to time outstanding, as provided below.

1.           Interest.  Interest will be charged on the unpaid principal balance of this Note until the full amount of principal has been paid at a floating rate equal to the Prime Rate plus 4.25% per annum.  As used herein, “Prime Rate” means the rate publicly announced by PNC Bank, N.A. from time to time as its prime rate.  The Prime Rate is determined from time to time by PNC Bank, N.A. as a means of pricing some loans to its borrowers.  The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by PNC Bank, N.A. to any particular class or category of customers.  If and when the Prime Rate changes, the rate of interest on this Note will change automatically without notice to the Borrower, effective on the date of any such change.  In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

2.           Payments.  Borrower will make monthly payments of accrued interest on the first day of every month, beginning on April 1, 2015, and continuing on the first day of each month thereafter.

On September  1, 2015 (“Maturity Date”), the entire unpaid principal balance of this Note and all accrued and unpaid interest shall be due and payable in full; provided, however, that if Borrower successfully completes and receives the proceeds of a capital infusion in an amount not less than $350,000.00 by September 15, 2015, Lender will enter into an amendment to this Note with Borrower to extend the Maturity Date to March 1, 2016 and reset the Financial Covenants (as hereinafter defined).

3.           Loan Documents; Restatement.  This Note is executed in connection with and is secured by any and all documents and instruments now or in the future given to the Lender to evidence or secure the loans hereunder (collectively, the “Loan Documents”), including but not limited to the following: (i) Security Agreement from HEALTHWAREHOUSE.COM, INC., HWAREH.COM, INC and HOCKS.COM, INC., dated March 28, 2013, covering all business assets, including but not limited to accounts, inventory, equipment and general intangibles, and (ii) Deposit Account Control Agreement dated August 18, 2014 between Borrower, Lender and The Bank of Kentucky, Inc. with respect to Borrower’s deposit accounts (the “Collateral”).

This Note amends and restates, and is in substitution for, that certain Promissory Note dated April 29, 2014 in the original principal amount of $750,000.00 payable to the order of the Lender, as amended by the Amendment to Amended And Restated Promissory Note dated August 18, 2014 (the "Existing Note").  However, this Note shall in no way extinguish, cancel or satisfy Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note.  Nothing herein is intended to extinguish, cancel  or impair the lien priority or effect of any security agreement with respect to the Borrower’s obligations hereunder and under any other document relating hereto.

4.           Representations.   In order to induce Lender to extend the credit accommodations provided in this Note, Borrower hereby represents and warrants to Lender the following:

(a)           Each Borrower is duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing and failure to be so qualified or licensed could reasonably be expected to materially adversely affect Borrower (on a consolidated basis).  Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Loan Documents, when executed and delivered by Borrower, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)           There are no actions, suits, arbitrations, investigations, claims, inquiries, or proceedings pending or threatened against or affecting Borrower or its property, and no proceedings before any governmental body are pending or threatened against Borrower or its property, except as set forth on Schedule 4(b).  None of such proceedings listed on Schedule 4(b) (if any) are reasonably expected to have a material adverse effect on Borrower (on a consolidated basis).

(c)           Borrower is in compliance with all material laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency with jurisdiction over Borrower.  Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon him or his assets, including unemployment, social security, and real estate taxes.  Borrower has paid all taxes which are now due and payable except those which currently are being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves or made other adequate provision with respect thereto.  No taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on the Effective Date, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

(d)           All financial information relating to Borrower which has been or may hereafter be delivered by Borrower or on its behalf to Lender is true and correct and Borrower’s financial statements have been prepared in accordance with generally acceptable accounting principles consistently applied (except in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments).  Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Lender.

(e)           There does not exist any Event of Default under this Note or any default or violation by Borrower of or under any of the terms, conditions or obligations of:  (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound that is material to Borrower; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency that could reasonably be expected to have a material adverse effect on Borrower (on a consolidated basis); and the consummation of the transactions set forth herein will not result in any such default or violation or Event of Default.

(f)           Borrower has good and marketable title to the assets reflected on the most recent financial statements provided to Lender, free and clear of all liens and encumbrances, except for the following (“Permitted Liens”):  (i) current taxes and assessments not yet due and payable, (ii) liens to Amerisourcebergen Drug Corporation which are subordinated to the liens to Lender pursuant to a lien subordination agreement acceptable to Lender, (iii) liens to Smart Fill Management Group, Inc. which are junior to the liens to Lender, (iv) liens to Wells Fargo Bank, N.A. on specific equipment, and (v) liens to The Mission Bank on specific equipment.

(g)           None of the Loan Documents contains any untrue statement of material fact or omits a material fact necessary in order to make the statements contained in this Note or the Loan Documents not misleading.  There is no fact known to Borrower which materially adversely affects or, so far as Borrower can now reasonably foresee, could reasonably be expected to materially adversely affect the business, assets, operations,  condition (financial or otherwise) or results of operation of Borrower (on a consolidated basis) and which has not otherwise been fully set forth in this Note.

5.           Financial Information.   Borrower shall maintain books and records in accordance with generally accepted accounting principles consistently applied (“GAAP”), except in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments, and shall give representatives of the Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Lender may from time to time reasonably request, and Borrower will make available to the Lender for examination copies of any reports, statements and returns which Borrower may make to or file with any federal, state or local governmental department, bureau or agency. Borrower shall deliver the following to Lender during the entire time during which any amount is due under this Note:

(a)           As soon as practicable after the end of each calendar month in each year, beginning March 31, 2015, and in any event within thirty  (30) days after the end of each calendar month, an internally prepared balance sheet of Borrower as of the end of such month, and statements of cash flows, shareholders' equity of Borrower for such month and income statements, certified as complete and correct by the principal financial officer of Borrower, subject to changes resulting from year-end adjustments;

(b)           As soon as practicable after the end of each calendar quarter beginning March 31, 2015, and in any event within forty five  (45) days after the end of each calendar quarter, a consolidated balance sheet of Borrower as of the end of such quarter, and consolidated statements of cash flows, shareholders’ equity of Borrower  for such quarter, certified as complete and correct by the principal financial officer of Borrower, subject to changes resulting from year-end adjustments; provided, however, that Borrower may deliver its Form 10-Q filed with the SEC at the time required herein to satisfy this requirement.

(c)           Within forty five (45) days after the end of each fiscal quarter beginning March 31, 2015, a statement signed by the President or Chief Operating Officer of Borrower setting forth and certifying the calculation of the Financial Covenants (as hereinafter defined);

(d)           As soon as practicable after the end of each fiscal year, beginning with the fiscal year ending December 31, 2014, and in any event within one hundred twenty (120) days after the end of each fiscal year, audited financial statements of Borrower, including, a balance sheet of Borrower as of the end of such year, and statements of cash flows, owners' equity of Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an audit report of independent certified public accountants, selected by Borrower and reasonably satisfactory to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards; provided, however, that Borrower may deliver its Form 10-K filed with the SEC at the time required herein to satisfy this requirement.

(e)           With reasonable promptness, such other data and information as from time to time may be reasonably requested by Lender.

6.  Affirmative Covenants.  Borrower agrees that from the date of execution of this Agreement until this Note is repaid in full Borrower will:

(a)           Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Lender in its reasonable discretion.

(b)           Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair (normal wear and tear excepted); and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

(c)           Maintain, with insurers reasonably satisfactory to Lender, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts,  as is customary for established companies engaged in the same or similar business and similarly situated.

(d)           Comply in all material respects with all laws applicable to Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

7.  Negative Covenants.  Borrower agrees that from the date of execution of this Agreement until this Note is repaid in full Borrower will not, without the Lender’s prior written consent:

(a)           Create, incur, assume or suffer to exist any indebtedness for borrowed money other than:  (i) this Note; (ii) open account trade debt incurred in the ordinary course of business and not past due; (iii) existing indebtedness secured by the Permitted Liens; and (iv) indebtedness in respect of purchase money financings of equipment in an amount not in excess of $250,000.00 in the aggregate outstanding.

(b)           Create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except for Permitted Liens and liens securing purchase money indebtedness permitted pursuant to Section 6(a) above, with the liens limited to the equipment purchased.

(c)           Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

(d)           Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity; provided, however, that Borrower may do so with regards to any Borrower.

(e)           Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired.

(f)           Make or permit any change (i) in its form of organization or (ii) in the nature of its business as carried on as of the date hereof.

(g)           Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity, provided, however, that if Borrower is a limited liability company with pass through taxation, it may make distributions to its shareholders, partners or members, as the case may be, in an amount equal to the federal and state income tax of such principals of Borrower attributable to the earnings of Borrower as long as no Event of Default exists.

(h)           Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

8.           Financial Covenants.  Borrower agrees that until this Note is repaid in full, Borrower will comply with the following financial covenants (“Financial Covenants”):

(a)           Borrower will not permit its Adjusted EBITDAS at the end of each fiscal quarter to be less than the following:

Fiscal Quarter Ending                                            Minimum Adjusted EBITDAS

March 31, 2015                                                        $(100,000)
June 30, 2015                                                            $(100,000)

For the purpose of this Section 7, Adjusted EBITDAS shall be defined as Net Income before interest expense, taxes, and non-cash expenses including depreciation and amortization and all stock based compensation expense.

9.           Events of Default.  The following events shall constitute events of default under this Note (each, an “Event of Default”):

(i)           Borrower fails to make any payment of principal and/or interest when and as the same shall become due and payable and such amount remains unpaid five (5) days thereafter;

(ii)          any representation or warranty made by Borrower herein or in any of the other Loan Documents is incorrect in any material respect when made or reaffirmed;

(iii)         the filing by or against Borrower of any proceeding in bankruptcy, reorganization, debt adjustment or receivership, or any assignment by Borrower for the benefit of creditors; provided, that any involuntary bankruptcy filed against Borrower shall not be an Event of Default unless such involuntary bankruptcy case is not dismissed within 60 days.

(iv)         Borrower fails to observe or perform any covenant, undertaking or agreement set forth herein or in any of the other Loan Documents and such failure is not remedied within 10 days;

(v)           Borrower defaults under any other debt, liability or obligation to the Lender, or fails to pay or to otherwise observe and perform any obligations imposed upon Borrower under any indebtedness in excess of $100,000.00 (“Material Indebtedness”), if such default shall continue for more than the period of grace, if any, specified therein;

(vi)          if any other Event of Default (said term being defined in this Note as it is defined in the Loan Documents) should occur and shall continue for more than the period of grace, if any specified therein;

(vii)         any event occurs which could reasonably be expected to have a material adverse effect on the Collateral or on Borrower's financial condition, operations, assets or prospects;

(viii)        the entry of any judgment or lien against Borrower by or in favor of any third person in excess of $100,000.00 which judgment or lien is not satisfied, discharged or bonded off within thirty (30) days from the date of entry of said judgment or lien and which is not otherwise stayed or the subject of an appeal filed by Borrower in connection with same; and

(ix)           Borrower shall transfer assets to others (excluding any Borrower) for less than fair value or in other than the ordinary course of business, without Lender’s prior written consent.

10.           Remedies.  Upon the occurrence of an Event of Default, in addition to any other action permitted to be taken by Lender hereunder or under any other of the Loan Documents:  (a) at the option of Lender for so long as any Event of Default shall continue to exist, the unpaid principal balance of this Note shall, for the period beginning with the date of the occurrence of the Event of Default and continuing for so long as any Event of Default exists, bear interest at a rate (the “Default Rate”) equal to five percent (5.0%) per annum above the otherwise applicable interest rate; and (b) Lender may, at its option, and regardless of whether Lender shall have exercised the option provided for in clause (a) of this paragraph, declare the entire unpaid principal balance of this Note and all accrued but unpaid interest hereon any other sums then payable in accordance with this Note to be immediately due and payable, whereupon all such sums shall be immediately due and payable and shall thereafter bear interest at the Default Rate and Lender shall have the remedies of a secured party under the laws of the State of Ohio with respect to all property mortgaged or pledged as security for this Note and all of the rights and remedies available under the Loan Documents.  No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power.  All remedies provided for herein upon any default by Borrower shall be cumulative and not exclusive.

Borrower hereby agrees that:  (a) in addition to any other right, after any Event of Default, Borrower will pay to Lender upon demand any and all reasonable costs, expenses and fees, including without limitation reasonable attorneys’ fees incurred before or after suit is commenced in enforcing payment hereof; (b) Borrower waives all setoffs and any and all applicable exemption rights; and (c) the acceptance by Lender of any late payment or other performance which does not strictly comply with the terms of this Note or of any Loan Document shall not be deemed to be a waiver of any rights of Lender arising as a result of such failure to comply.

11.           Waivers.   Borrower, and any endorsers and guarantors hereof, and all others who may become liable for all or any part of the indebtedness evidenced by this Note, severally waive diligence, presentment for payment, protests, notice of dishonor and of nonpayment and protest, and do hereby consent to any number of forbearances, renewals or extensions of the time of payment hereof, releases or substitutions of all or any part of the security for the payment hereof or release of any party liable for this obligation and waive all defenses based upon suretyship or impairment of collateral.  Any such extension or release may be made without notice to any of said parties and without discharging their liability. Borrower hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

12.           General.

If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect.  In no event shall the interest rate charged on this Note exceed the maximum rate of interest permitted under applicable state and/or federal usury laws.  Any payment of interest that would be deemed unlawful under applicable laws for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

Borrower agrees that there are no conditions or understandings which are not expressed in this Note and the documents referred to herein.  No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Note will be effective unless made in a writing signed by the Lender and Borrower and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Any and all references in this Note to any other document or documents shall be references to such other document or documents as the same may from time to time be modified, amended, renewed, consolidated or extended.

The term “Borrower” as used herein shall include the undersigned and its successors and assigns; provided, however, that Borrower may not assign its obligations hereunder and Lender may assign this Note at any time (i) to a person or entity related to Lender; (ii) with the prior written consent of Borrower, as long as no Event of Default exists and (iii) without the consent of Borrower if any Event of Default exists, but with prior written notice to Borrower (unless Lender is prohibited by law from sending such notice).  If there is more than one Borrower hereunder, their obligations shall be joint and several.

13.           Jurisdiction.  This Note shall be governed by Ohio law.  Borrower hereby submits to personal jurisdiction in the federal and state courts in Hamilton County, Ohio; waives any and all personal rights under the laws of any state or country to object to jurisdiction within the State of Ohio for the purposes of litigation to enforce this Note, or any other Loan Document; and consents to be sued in the federal and state courts in Hamilton County, Ohio. Nothing contained in this Note, however, shall prevent Lender from bringing any action or exercising any rights under this Note within any other state or country.  Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by serving a copy of the Summons and Complaint upon Borrower at its address set forth in this Note in accordance with the applicable laws of the State of Ohio.

14.           WAIVER OF JURY TRIAL.  BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

15.           CONFESSION OF JUDGMENT.  Borrower authorizes any attorney to appear in any court of record in or of the State of Ohio, after this Note becomes due and payable, whether by its terms or upon default, to waive service of process and enter judgment by confession against Borrower in favor of the Lender or any holder hereof for the outstanding principal of and accrued but unpaid interest on this Note, plus all costs of collection, including, without limitation, court costs and reasonable attorney’s fees, and thereby to waive and release all errors in the proceedings and judgment, and all rights of appeal from such judgment and stay of execution.  Stay of execution and all exemptions are hereby waived.  Borrower also agrees that the attorney acting for Borrower as set forth in this paragraph may be compensated by Lender for such services, and Borrower waives any conflict of interest caused by such representation and compensation arrangement.  If an obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors will pay to Lender its attorneys' fees.

WARNING - BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE.

HEALTHWAREHOUSE.COM, INC.	HWAREH.COM, INC.

By: /s/ Lalit Dhadphale	By: /s/ Lalit Dhadphale
Print Name: Lalit Dhadphale	Print Name: Lalit Dhadphale
Title: President & CEO	Title: President & CEO

HOCKS.COM, INC.

By: /s/ Lalit Dhadphale
Print Name: Lalit Dhadphale
Title: President & CEO